OPINION OF LAW OFFICES OF WILLIAM B. BARNETT


                                 August 1, 2000




Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:  Registration Statement on Form S-4 Relating to
     Cactus Spina, Inc., Capital Stock

Ladies and Gentlemen:

As legal counsel for Cactus Spina, Inc., a Nevada corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 5,280,592 shares of the Company's $.001 par value common stock (the "Common Stock").

We have examined such instruments, documents and records as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the shares of Common Stock to be registered pursuant to the Registration Statement shall, upon issuance, be duly authorized shares which, when sold, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

                                                 Respectfully submitted,



                                                  /s/ WILLIAM B. BARNETT
                                                      ------------------------
                                                      William B. Barnett